Exhibit 10.1(a)
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American Fire Retardant Corp.
9337 Bond Avenue                             Telephone:  (619) 390-6888
El Cajon, Blvd.  92021                       Facsimile:  (619) 390-6889
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Mr. Andrew B. Spencer
Fabritek Industries, LLC
11 Village Street
East Hartford, CO 06018

                                Letter of Intent
                                ----------------

This Letter of Intent (the "Letter of Intent") is effective as of May 5 1999, and is by and among Fabritek Industries LLC, a Connecticut Limited Liability Company ("Fabritek"), whose principal address is 11 Village Street, East
Hartford, Connecticut, 06018, together with all the members of Fabritek, hereinafter referred to as (the "Transferring Members"), and American Fire Retardant Corp., a Nevada Corporation, ("AFRC"), with its principal office located at 9337 Bond Avenue, El Cajon, California 92021, and confirms our understanding and sets forth in principle the terms upon which (a) Fabritek shall convert to a Connecticut C Corporation, hereinafter "Fabritek Corp." and
(b) AFRC Nevada will acquire Fabritek Corp. through a stock for stock exchange in a tax free reorganization, whereupon Fabritek Corp. shall become a wholly owned subsidiary of AFRC.

                                     General
                                     -------

     The purpose of this Letter of Intent is to memorialize the basic understandings of AFRC, Fabritek, and the Transferring Members and certain terms and conditions that have been discussed by and between the parties hereto. This Letter of Intent shall not constitute a complete statement of, or legally binding or enforceable agreement or commitment on the part of AFRC Nevada, Fabritek or the Transferring Members with respect to the matters described herein but shall impose on AFRC, Fabritek and the Transferring Members a obligation to negotiate in good faith towards a final agreement which shall be legally binding upon all parties hereto when executed.

 1.  AFRC Represents as follows:

     (a) AFRC is a corporation duly organized under the laws of the State of Nevada and is validly existing and duly qualified to do business.

     (b) AFRC is a fire protection company that specializes in fire prevention and fire containment. AFRC is in the business of developing, manufacturing and marketing a unique line of interior fire retardant chemicals and provides fire resistive finishing services through the AFRC's "Textile Processing Center" for commercial users. AFRC also specializes in designing new technology for future fire resistive applications that are being mandated by local, state and governmental agencies. As specialists in fire safe systems, AFRC is active in the construction industry as sub-contractors for fire stop and firefilm installations.

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     (c) AFRC is authorized to issued 25,000,000 shares of Common Stock,  $0.001 par value per share.

     (d) As of the close of business on April 29, 1999, there are 2,343,788 shares of AFRC common stock issued and outstanding and approximately 184 shareholders of record. American Registrar & Transfer Co., of Salt Lake City, Utah is the transfer agent.

     (e) AFRC is presently preparing a Registration Statement on Form 10-SB pursuant to Section 12(g) of the Securities Exchange Act of 1934 for filing with the Securities and Exchange Commission ("SEC") in order to registered the Class of Common Stock, $0.001 Par Value pursuant to Section 12(g). Upon the clearly of all comments from the SEC, it is the intention of AFRC to apply for listing and quotation of its common stock on the OTC Bulletin Board.

     (f) All requisite State and Federal corporate, securities and tax filings are current.

     (g) Presently, AFRC has audited financial statements through December 31, 1999.

2. Fabritek Represents as follows:

     (a) Fabritek is a Limited Liability Company duly organized under the laws of the State of Connecticut and is validly existing and duly qualified to do business. Fabritek presently has 10 members who hold 100% of the membership interest of Fabritek.

     (b) Fabritek is a venture stage organization, engaged in the business of developing fire protection and fire retardant products and applications in conjunction with Innovative Concepts Unlimited, Inc. ("ICU") and Prizmalite Industries, Inc. ("Prizmalite") ICU has granted to Fabritek the exclusive rights to utilize the technology developed by ICU relating to all products, applications, inventions and directly or indirectly associated with or related to flame retardant or protective coatings. Prizmalite has granted to Fabritek the exclusive rights to the micro particle technology directly or indirectly associated with or related to flame retardants, flame proofing and fire protection products and applications.

     (c) Upon execution of this Letter of Intent, Fabritek shall immediately undertake to convert from a Limited Liability Company to a Corporation ("Fabtritek Corp.") having the same management and the same members as shareholders with no more than 2,500,000 shares issued and outstanding.

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3. AFRC Nevada, Fabritek, and the Transferring Members (the "Parties") intend to enter into a definitive  Acquisition  Agreement and Plan of Reorganization  (the
"Acquisition   Agreement")  whereby  AFRC  and  Fabritek  Corp.,  following  the conversion of Fabritek to a corporation, will effectuate a stock for stock exchange in a tax free reorganization (the "Reorganization"). Under the terms of the Acquisition Agreement, all of the Transferring Shareholders, will transfer all of their shares of the Common Stock in Fabritek Corp., held by such Transferring Shareholders, to AFRC so that following the consummation of the transaction, AFRC will own one hundred percent (100.00%) of the issued and outstanding capital stock of Fabritek Corp., and Fabritek Corp., will be a wholly owned subsidiary of AFRC.

4. In exchange for all of the issued and outstanding capital stock of Fabritek Corp., AFRC will issue a total of 800,000 restricted shares of common stock of AFRC to the Transferring Shareholders pro-rata according to their respective ownership interest in Fabritek Corp.

5. Concurrently with the consummation of the Reorganization, the Board of Directors of AFRC and Fabritek Corp., shall be expanded to five (5) and the present directors of AFRC and Fabritek Corp., shall execute resolutions appointing the following persons as directors to serve until the next annual meeting of the shareholders or until their successors are duly elected and qualified:

          AFRC Board of Directors
          -----------------------
          1.   Stephen F. Owens
          2.   Angela M. Raidl
          3.   Designee of AFRC
          4.   Ken Wilson
          5.   Robert Conradi

          Fabritek Corp. Board of Directors
          ---------------------------------
          1.   Andrew B. Spencer
          2.   Robert Conradi
          3.   Ken Wilson
          4.   Stephen F. Owens
          5.   Angela M. Raidl

6. Concurrently with the consummation of the Reorganization, present directors of AFRC and Fabritek Corp., shall execute resolutions appointing mutually agreed upon persons to serve as additional or replacement officers as officers of AFRC and Fabritek in order to utilize the experience, expertise and talents for the mutual benefit of AFRC and Fabritek Corp.

7. In addition, the Parties acknowledge the following terms and conditions:

     (a) That at Fabritek's expense, Fabritek shall convert Fabritek from a Limited Liability Company to a Connecticut Corporation no later than May 15, 1999.

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     (b) That  Fabritek  Corp.  shall have  secured and  delivered  to AFRC such exclusive rights agreement with regard to ICU and Prizmalite satisfactory to AFRC and its legal counsel.

     (c)  Each  party  shall  bear  there  own  expenses   associated  with  the
     acquisition contemplated herein.

8. Upon execution of this Letter of Intent, with the exception of the conversion of Fabritek from a Limited Liability Company to a corporation, the Parties will not transfer, sell or hypothecate, assign or distribute any of the assets in the possession of each except upon the written agreement of the parties to this Letter of Intent and will continue operations in substantially the same manner as they are presently functioning, until the Acquisition Agreement and Plan of Reorganization has been consummated.

9. Upon the execution of this Agreement, and prior to the consummation of the transactions contemplated herein, Fabritek will provide AFRC and AFRC will provide Fabritek, at the respective expense of each, audited financial statements and financial documentation for the period extending back two (2) fiscal years prior to the execution of this Agreement or from date of commencement of business if less than 2 years, other financial and corporate information, pro forma financial information, due diligence materials, articles of incorporation, bylaws, business plans, proof of ownership of assets, patents, trademarks, accounts receivable, bank statements and copies of deeds, liens, mortgages, a certificate of good standing issued by the state of incorporation of each, and any other documents that may be reasonably required by each to execute its due diligence for the transactions contemplated herein. After review of the documents and information provided in this paragraph, AFRC or Fabritek may make a reasonable determination that the transactions contemplated are not in its best interests and may terminate this Agreement with no further obligation.

10. Upon the execution of this Letter of Intent, the Parties will cooperate in the negotiation and preparation of the definitive Acquisition Agreement and other necessary documentation and will use all reasonable efforts to satisfy the conditions set for herein, which are in their respective control, each party to bear its own expenses, with no liability for such expenses to the other party, whether or not the Reorganization shall close. The Parties shall have executed a definitive Agreement on or before May 31, 1999, with the consummation of the Reorganization to take place on or before June 15, 1999 (the "Closing Date").

11. If a definitive Acquisition Agreement has not be executed by the Parties by May 31, 1999, then the Parties shall have no further obligations to proceed with the Reorganization, whereupon the Parties hereby release each other from any and all obligations hereunder.

12. Subject to the requirements of law, any news releases or other announcements prior to Closing Date by AFRC and/or Fabritek, or their officers, directors or shareholders pertaining to this Letter of Intent or the Reorganization contemplated herein shall be approved in writing by all parties hereto prior to release. AFRC and Fabritek agree to keep the existence of this Letter of Intent and its contents confidential, except as may be necessary to comply with applicable law.

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13. The parties  hereto will hold in confidence  all  information  obtained with respect to the other, and, except as required by law, will not reveal such information to any person other than to those to whom it may be necessary in order to complete the acquisition. If deemed appropriate by either party, a separate Confidentiality Agreement will be executed by the parties to confirm the confidentiality provisions and terms set forth in this paragraph.

14. Until May 31, 1999, (or such earlier date on which either Party ends its active efforts to consummate the Reorganization), neither AFRC or Fabritek, or any of their affiliates shall negotiate directly or indirectly with any other party in respect of the sale or acquisition of Fabritek.

15. It is understood that this Letter of Intent merely constitutes a statement of the mutual intentions of the parties with respect to the proposed Reorganization, does not contain all matters upon which agreement must be reached in order for the proposed Reorganization to be consummated and except in respect of this paragraph and paragraphs 7(a) through 7(c), 8, 9, 10, 11, 12, 13 and 14 above, creates no binding rights in favor of either party. A binding commitment with respect to the Reorganization will result only after execution and delivery of a definite Acquisition Agreement, subject to the terms and conditions contained therein and such covenants and representations necessary to protect and satisfy both Parties.

16. The Parties intend that this Letter of Intent shall comply with all applicable laws of the United States and the several states which may have jurisdiction. Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Letter of Intent, and the remainder of this Letter of Intent shall continue in full force and effect.

     IN WITNESS WHEREOF, the Parties have executed this Letter of Intent on the date above written.

                                   American Fire Retardant Corp.
                                   A Nevada Corporation



Dated: 5/5/99                      /s/ Stephen F. Owens
                                   --------------------------------------------
                                   By:  Stephen F. Owens
                                   Its: President


Dated: 5/5/99                      /s/ Angela M. Raidl
                                   --------------------------------------------
                                   By:  Angela M. Raidl
                                   Its: Secretary

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                                   Fabritek Industries LLC
                                   A Connecticut Limited Liability Company



Dated: 5/5/99                      /s/  Andrew B. Spencer
                                   --------------------------------------------
                                   By:  Andrew B. Spencer
                                   Its: Manager


Dated: 5/5/99                      /s/  Robert E. Conradi
                                   --------------------------------------------
                                   By:  Robert Conradi
                                   Its: Manager



Dated: 5/5/99                      /s/  Kenneth H. Wilson
                                   --------------------------------------------
                                   By:  Kenneth H. Wilson
                                   Its: Manager

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